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Exhibit 5.1

MORRISON & FOERSTER LLP
San Francisco, California

         February 12, 2002

Digimarc Corporation
19801 S.W. 72nd Avenue, Suite 250
Tualatin, Oregon 97062

Re: Restated 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 executed by you on February 7, 2002, and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,595,992 shares of your common stock (the "Common Stock"), $.001 par value per share (the "SIP Shares") issuable pursuant to the Digimarc Corporation Restated 1999 Stock Incentive Plan (the "SIP"), and an aggregate of 227,999 shares of the Common Stock (the "ESPP Shares" and together with the SIP Shares, collectively, the "Plan Shares") issuable pursuant to the Digimarc Corporation 1999 Employee Stock Purchase Plan (the "ESPP" and together with the SIP, collectively, the "Plans").

        As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plans, you will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

        Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Morrison & Foerster LLP

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